Exhibit 10.1

Cost Plus, Inc. – Management Incentive Plan

Introduction

The purpose of the Cash Plus Plan (the “Plan”) is to reward for performance by focusing Cost Plus management on (I) profitable growth of the business; (ii) continuing to build a team and successors; and (iii) key functional goals for selected managers with a clear relationship to business results.

Administration of the Plan

The Compensation Committee (the Committee) will approve or disapprove final disposition of all matters pertaining to the administration of the Plan.

The Chief Executive Officer (CEO) has the responsibility to administer the Plan. The CEO will be responsible for reviewing and approving the functional goals for participants that have them. The CEO will recommend, for Committee approval, changes to the Company financial performance goal(s) within thirty days of the beginning of a new fiscal year (“Plan Period”).

Plan Participants.

The officers of the company (Vice President and higher) are eligible to participate in this Plan.

Plan Performance Measures

Performance measures are established at the start of the Plan period. To assist in determining actual levels of accomplishment on each performance measure, three levels of performance are identified:

•	Threshold – the level below which no compensation will be awarded on a particular performance measure.

•	Target – the budgeted or expected level of performance. It is anticipated that goals at this level will contain some ‘stretch’.

•	Outstanding – truly superior performance that exceeds the expected level.

The Plan uses a mix of financial and individual functional performance measures, as appropriate, for each eligible position. The Financial goal is earnings before interest, taxes, depreciation and amortization (EBITDA). The definition of EBITDA and goal levels will be recommended by the CEO and approved by the Committee.

Individual functional goals clearly state the employee’s most important goal(s )to be accomplished during the Plan year. Individual goals have the following characteristics:

•	Are objective and measurable

•	Relate to company goals

•	Deal with strategic issues within a department or functional area

•	May be related to the accomplishment of milestones on a long-term project.

The award related to each level of performance is recommended by the CEO and approved by the Committee. For individual performance measures the goal performance levels must be approved by the CEO.

Target Awards

Target awards are expressed as a percentage of base salary and vary by position level ranging up to 100% of base salary. Awards will be paid within three months of the end of the fiscal year.

Amendment or Termination of the Plan

The Committee may terminate, amend or modify this Plan at any time.

Other Considerations

Right of Assignment – no right or interest in the Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment – participation under this Plan does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Plan period does not guarantee the participant the right to participation in any subsequent Plan period.

Withholding for Taxes – Cost Plus has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such payments.